================================================================================

                            ASSET PURCHASE AGREEMENT

                         Dated as of December 15, 2003,

                                      among

                          OPEN WHEEL RACING SERIES LLC,

                       OPEN WHEEL ACQUISITION CORPORATION

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                       and

                                   CART, INC.

================================================================================

                                TABLE OF CONTENTS

                                                                                                   Page
SECTION 1.01. Definitions ....................................................................      2

ARTICLE II Termination of the Merger Agreement and the Sale...................................      8

SECTION 2.01. Termination of the Merger Agreement.............................................      8
SECTION 2.02. The Sale .......................................................................      8
SECTION 2.03. Excluded Assets ................................................................     10
SECTION 2.04. Assumption of Liabilities.......................................................     11
SECTION 2.05. Consideration. .................................................................     11
SECTION 2.06. Closing ........................................................................     12
SECTION 2.07. Actions at Closing..............................................................     13

ARTICLE III Representations and Warranties of the Sellers.....................................     14

SECTION 3.01. Organization, Standing and Power................................................     14
SECTION 3.02. Authority; Execution and Delivery; Enforceability...............................     15
SECTION 3.03. No Conflicts; Consents..........................................................     15
SECTION 3.04. Title to Acquired Assets........................................................     16
SECTION 3.05. Contracts.......................................................................     16
SECTION 3.06. Intellectual Property Matters...................................................     17
SECTION 3.07. Compliance with Laws............................................................     18
SECTION 3.08. Insurance Coverage..............................................................     18
SECTION 3.09. The Acquired Stock..............................................................     18
SECTION 3.10. Balance Sheets; Undisclosed Liabilities.........................................     19

ARTICLE IV Representations and Warranties of Parent and Sub...................................     22

SECTION 4.01. Organization, Standing and Power................................................     22
SECTION 4.02. Authority; Execution and Delivery; Enforceability...............................     22
SECTION 4.03. No Conflicts; Consents..........................................................     23
SECTION 4.04. Financing ......................................................................     23

ARTICLE V Covenants Relating to Conduct of Business...........................................     23

SECTION 5.01. Conduct of Business by Sellers..................................................     23
SECTION 5.02. Bankruptcy Court Orders.........................................................     26

ARTICLE VI Additional Agreements..............................................................     28

SECTION 6.01. Access to Information; Confidentiality..........................................     28
SECTION 6.02. Reasonable Best Efforts; Notification...........................................     29
SECTION 6.03. Interim Management..............................................................     30
SECTION 6.04. Fees and Expenses...............................................................     30
SECTION 6.05. Public Announcements............................................................     30
SECTION 6.06. Transfer Taxes                                                                       30
SECTION 6.07. No Additional Representations...................................................     31
SECTION 6.08. Employment .....................................................................     31
SECTION 6.09. Sale Procedures ................................................................     32
SECTION 6.10. Apportionment ..................................................................     32
SECTION 6.11. Bankruptcy Case ................................................................     33
SECTION 6.12. Possession of the Assets........................................................     33
SECTION 6.13. Collection of Receivables.......................................................     33
SECTION 6.14. Consent to Negotiations.........................................................     34

ARTICLE VII Conditions Precedent..............................................................     35

SECTION 7.01. Conditions to Each party's Obligation To Effect The Sale........................     35
SECTION 7.02. Conditions to Obligations of Parent and Sub.....................................     35
SECTION 7.03. Conditions to Obligation of the Sellers.........................................     37
SECTION 7.04. Frustration of Closing Conditions...............................................     37

ARTICLE VIII Termination, Amendment and Waiver................................................     38

SECTION 8.01. Termination ....................................................................     38
SECTION 8.02. Effect of Termination...........................................................     39
SECTION 8.03. Amendment ......................................................................     39
SECTION 8.04. Extension; Waiver...............................................................     39

ARTICLE IX General Provisions ................................................................     39

SECTION 9.01. Nonsurvival of Representations and Warranties...................................     39
SECTION 9.02. Notices ........................................................................     40
SECTION 9.03. Interpretation; Disclosure Letters..............................................     41
SECTION 9.04. Severability ...................................................................     42
SECTION 9.05. Counterparts ...................................................................     42
SECTION 9.06. Entire Agreement; No Third-party Beneficiaries..................................     42

SECTION 9.07. Governing Law ..................................................................     43
SECTION 9.08. JURISDICTION; WAIVER OF JURY TRIAL..............................................     43
SECTION 9.09. Assignment .....................................................................     44
SECTION 9.10. Specific Performance............................................................     44


Schedule 2.02(a) Acquired Personal Property
Schedule 2.02(b) Assumed Contracts
Schedule 2.02(d) Seller Proprietary Rights

Seller Disclosure Letter

Exhibit A Bill of Sale, Assignment and Assumption Agreement
Exhibit B Intellectual Property Assignment
Exhibit C Budget
Exhibit D Sale Procedure Order
Exhibit E Approval Order

                                    ASSET PURCHASE AGREEMENT dated as of
                           December 15, 2003 (this "Agreement"), among OPEN WHEEL RACING SERIES LLC, a Delaware limited liability company ("Parent"), OPEN WHEEL ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent ("Sub"), CHAMPIONSHIP AUTO RACING TEAMS, INC., a Delaware corporation ("Championship") and CART, Inc., a Michigan corporation ("CART"), (together, Championship and CART are referred to herein as the "Sellers" and each is referred to individually as a "Seller").

         WHEREAS Parent, Sub and Championship are parties to the Agreement and Plan of Merger dated September 10, 2003 by and among Parent, Sub and Championship (the "Merger Agreement");

         WHEREAS Parent, Sub and Championship have mutually concluded that the conditions to Parent's and Sub's obligations to close the transactions contemplated in the Merger Agreement can not be satisfied;

         WHEREAS as soon as practicable after the date hereof CART will file a Chapter 11 bankruptcy case (the "Chapter 11 Case") in the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the "Bankruptcy Court") and will continue in possession of its assets and in the management of its business pursuant to Sections 1107 and 1008 of the Bankruptcy Code;

         WHEREAS Sub desires to purchase certain assets of CART and to assume certain contracts of CART, and CART desires to sell such assets to Sub and to assign such contracts to Sub on the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code;

         WHEREAS Sub also desires to purchase certain assets of Championship and to assume certain contracts of Championship and Championship desires to sell such assets to Sub and to assign such contracts to Sub on the terms and conditions set forth in this agreement outside of any bankruptcy process;

         WHEREAS the Kevin Kalkhoven, Paul Gentilozzi and Gerald Forsythe have agreed to provide sufficient funds to permit Parent and Sub to perform their obligations under this Agreement pursuant to a side agreement dated as of the date hereof (the "Side Agreement");

         WHEREAS Players/Forsythe Racing, PK Racing and Rocketsports Motor Racing have, pursuant to the Side Agreement, agreed to release CART at the Closing from its obligation to pay to Players/Forsythe Racing, PK Racing and Rocketsports Motor Racing the year-end prize money owed to them with respect to the 2003 CART racing season; and

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1.01. Definitions. For purposes of this Agreement:

         (a) "Acquired Assets" has the meaning set forth in Section 2.02.

         (b) "Acquired Personal Property" has the meaning set forth in Section 2.02(a).

         (c) "Acquired Stock" has the meaning set forth in Section 2.02(h).

         (d) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

         (e) "Allocations" has the meaning set forth in Section 2.05(c).

         (f) "Alternative Transaction" shall mean a single transaction or a series of transactions involving (a) a sale of all or any material part of the Acquired Assets to a Person other than (i) the Parent or Sub or (ii) an Affiliate of the Parent or Sub or (b) confirmation by the Bankruptcy Court of a plan of reorganization under which the Sellers retain any of the Acquired Assets.

         (g) "Approval Order" has the meaning set forth in Section 5.02(b).

         (h) "Assumed Contracts" has the meaning set forth in Section 2.02(b).

         (i) "Assumed Liabilities" has the meaning set forth in Section 2.04.

         (j) "Balance Sheets" has the meaning set forth in Section 3.10(a).

         (k) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as heretofore and hereinafter amended, and codified as 11 U.S.C. Section 101, et seq.

         (l) "Bankruptcy Court" has the meaning set forth in the Recitals.

         (m) "Bill of Sale" has the meaning set forth in Section 2.07(b)(i).

         (n) "Budget" has the meaning set forth in Section 5.01(a).

         (o) "Business Day" means every day other than Saturdays, Sundays and days banks in New York, New York are required or permitted to be closed.

         (p) "Chapter 11 Case" has the meaning set forth in the Recitals.

         (q) "CLP" has the meaning set forth in Section 2.02(h).

         (r) "Closing" has the meaning set forth in Section 2.06.

         (s) "Closing Date" has the meaning set forth in Section 2.06.

         (t) "Code" means the Internal Revenue Code of 1986, as amended, together with the Treasury regulations promulgated thereunder.

         (u) "Consent" has the meaning set forth in Section 3.03(b).

         (v) "Cure Costs" has the meaning set forth in Section 5.02(f)

         (w) "Employees" has the meaning set forth in Section 6.08.

         (x) "Employment Agreements" has the meaning set forth in Section 6.08.

         (y) "Encumbrances" means and includes interests, contractual rights, security interests, mortgages, liens, licenses, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

         (z) "Final Approval Order" means the Approval Order (as defined in
Section 5.02(b)), the operation or effect of which has not been stayed, reversed or amended (including any revisions, modifications or amendment thereof).

         (aa) "Governmental Entity" has the meaning set forth in Section
3.03(b).

         (bb) "Intellectual Property Assignment" has the meaning set forth in
Section 2.07(b)(i).

         (cc) "Interim Contracts" has the meaning set forth in Section 5.01(b).

         (dd) "Interim Expenditures" has the meaning set forth in Section
5.01(b).

         (ee) "Merger Agreement" has the meaning set forth in the Recitals.

         (ff) "Parent Material Adverse Effect" means any state of facts, change, development, effect, condition, or occurrence that materially impairs Parent's or Sub's ability to perform its obligations under this Agreement or to consummate the Transactions.

         (gg) "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

         (hh) "Pro-Motion" has the meaning set forth in Section 2.02(h).

         (ii) "Proposed Sale" has the meaning set forth in Section 5.02(a).

         (jj) "Proprietary Rights" means all (i) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (iii) U.S. and foreign copyrights and registrations and applications for registration thereof, (iv) U.S. and foreign mask work rights and registrations and applications for registration thereof, (v) rights in trade secrets, (vi) software, (vii) domain name registrations and contents of all websites, (viii) other proprietary rights, and (ix) licenses granting any rights with respect to any of the foregoing.

         (kk) "Purchase Price" has the meaning set forth in Section 2.05(a).

         (ll) "Registered Proprietary Rights" means all United States, international and foreign: (i) issued patents and patent applications (including provisional applications), (ii) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, (iii) registered copyrights and applications for copyright registration, (iv) any mask work registrations and applications to register mask works, and (v) any other Proprietary Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

         (mm) "Representative" of any Person means any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such Person.

         (nn) "Sale Hearing" has the meaning set forth in Section 5.02(a).

         (oo) "Sale Procedure Order" has the meaning set forth in Section
5.02(a).

         (pp) "Sale Procedures" has the meaning set forth in Section 5.02(a).

         (qq) "Seller Certificates" has the meaning set forth in Section
7.02(c).

         (rr) "Seller Disclosure Letter" has the meaning set forth in the preamble to Article III.

         (ss) "Seller Group" has the meaning set forth in Section 3.12(e).

         (tt) "Seller Proprietary Right" means any Proprietary Right that (i) is owned or used by, (ii) is licensed to, or (iii) was developed or created by or for any Seller or any other subsidiaries.

         (uu) "Seller Registered Proprietary Rights" means all Registered Proprietary Rights owned by, filed in the name of, assigned to or applied by or for, any Seller or any of their Subsidiaries.

         (vv) "Sellers' Knowledge" means, with respect to the Transactions, the actual knowledge, after due inquiry of any of the officers or directors of a Seller.

         (ww) "Subsidiary" of any Person means another Person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

         (xx) "Tax" or "Taxes" means any foreign, United States federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including all estimated taxes, deficiency assessments and any interest, penalty or addition thereto.

         (yy) "Tax Authority" means any domestic, foreign, federal, national, state, county, municipal, provincial or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

         (zz) "Tax Return" means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

         (aaa) "Transactions" means the sale of the Acquired Assets, assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement.

         (bbb) "Transfer Taxes" has the meaning set forth in Section 6.06.

         (ccc) "Voting Company Debt" has the meaning set forth in Section
3.09(c).

                                   ARTICLE II

                Termination of the Merger Agreement and the Sale

         SECTION 2.01. Termination of the Merger Agreement. The Merger Agreement is hereby terminated pursuant to Section 8.01(a) thereof.

         SECTION 2.02. The Sale. Upon the terms and subject to the conditions set forth in this Agreement, Championship and CART each agree, with respect to the items that they are agreeing to sell, transfer, assign convey and deliver hereunder, to sell, transfer, assign, convey and deliver to Sub, Sub agrees to purchase, and Parent agrees to cause Sub to purchase, from the respective Seller, on and as of the Closing Date, certain of such Seller's assets as set forth below (the "Acquired Assets"):

         (a) All machinery, equipment, inventory, goods, computer and other office equipment, tools, motor vehicles, parts, accessories, furniture, leasehold improvements (including fixtures that CART has the right to convey) and all other tangible personal property, other than Excluded Assets, owned or leased by CART as of the date of this Agreement including without limitation the items set forth in Schedule 2.02(a) (collectively the "Acquired Personal Property");

         (b) All rights of a Seller under the contracts, commitments or other arrangements set forth in Schedule 2.02(b) and any leases with respect to the Acquired Personal Property (collectively, the "Assumed Contracts");

         (c) All prepaid expenses or other prepayments, security or other deposits and other security related to any Assumed Contract, including insurance proceeds with respect to loss or damage to Acquired Assets;

         (d) All interests of the Sellers in Seller Proprietary Rights including the interests set forth in Schedule 2.02(d), together with all associated goodwill;

         (e) To the extent transferable, all rights of CART, and of Championship to the extent Championship has any such rights which are necessary or useful to the business of CART, under any franchises, memberships, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights including without limitation the memberships of the Sellers in the Automobile Competition Committee for the United States, FIA, Inc. (ACCUS) and Federation Internationale de l'Automobile
(FIA);

         (f) (i) All accounts receivable of the Sellers (A) accruing after the date hereof other than those relating exclusively to the 2003 CART racing season and (B) relating exclusively to the 2004 CART racing season or later season and
(ii) the Note dated June 10, 2003, made by Sports Car Racing Association of Monterey Peninsula in favor of CART;

         (g) All books, records, files and papers of CART, and of Championship to the extent Championship has any books, records, files or papers, necessary or useful to the business of CART, whether in hard copy or electronic format, including customer lists, supplier lists, volunteer lists, sponsor contracts, advertising and promotional materials, production records and other records; all deeds and other instruments, maps, and profiles; all engineering data, blueprints and other property records; and all personnel records that may be transferred under applicable law; provided, however, that Seller may make and retain copies of any records transferred to Sub, provided, however, that no Seller shall be obligated to include in such records any documents which are subject to its attorney-client privileges, the disclosure of which such Seller reasonably deems is inappropriate; provided, further, that Sub shall make any records transferred to it by CART reasonably available to CART or any trustee that may be appointed in the Chapter 11 Case (or any case resulting from conversion of the Chapter 11 Case) to the extent reasonably necessary and in a manner designed to minimize disruption to the business operations of Sub; and

         (h) All of the outstanding capital stock (the "Acquired Stock") of CART Licensed Products, Inc., a Michigan corporation ("CLP") and Pro-Motion Agency, Ltd., an Illinois Corporation ("Pro-Motion").

Seller shall sell, transfer, assign, convey and deliver the Assets to Sub in accordance with this Agreement free and clear of all Encumbrances.

         SECTION 2.03. Excluded Assets. Notwithstanding any other provision in this Agreement, the Acquired Assets will not include any of following:

         (a) All rights of the Sellers under this Agreement and the agreements and instruments executed and delivered in connection with this Agreement;

         (b) All cash, cash equivalents (including deposit accounts but excluding deposits referred to in Section 2.02(c)) and securities in persons owned by any Seller;

         (c) The formal corporate records of any Seller, including their certificates of incorporation, bylaws, minute books, corporate books, stock records and other records having to do with the corporate organization of the Sellers;

         (d) Any tax attributes of the Sellers, including without limitation, any net operating loss carryovers and any right or claim for a tax refund attributable to the operation or assets of the Sellers, whether arising before or after the Closing;

         (e) All personnel records and other records that any Seller is required by applicable law to retain in its possession, provided that Sub will receive copies of such records (to the extent permitted by applicable law);

         (f) All records, books, files and papers related exclusively to assets that are not Acquired Assets;

         (g) Any rights or actions for avoidance of transactions or obligations, or recovery under Sections 541 through 550 of the Bankruptcy Code, that may be asserted on behalf of CART as debtor in possession or a trustee in the Chapter 11 Case against a Person other than Parent, Sub or their Affiliates; and

         (h) Rights and claims of CART against 88 Corp. including the claims related to the cancellation of the 2003 and 2004 Fontana, California races.

         SECTION 2.04. Assumption of Liabilities. Sub agrees to assume as of the Closing only the following liabilities (the "Assumed Liabilities"):

         (a) The obligations of performance of the Sellers under the Assumed Contracts arising on and after the Closing Date; and

         (b) To the extent unpaid (by lawful and appropriate set-off or otherwise), the obligation to pay all year-end prize money to the teams participating in CART racing series for the 2003 season (other than teams controlled by Affiliates of Parent).

Except for the Assumed Liabilities, Sub shall not assume and shall not be liable for any of the debts, obligations, responsibilities, undertakings or liabilities, whether matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or other of any Seller and all such liabilities will remain the responsibility of the Sellers and shall be retained, paid performed and discharged by the Sellers.

         SECTION 2.05. Consideration.

         (a) At the Closing, as consideration for the sale, conveyance, transfer and assignment of the Acquired Assets, the Sub will deliver, and Parent will cause to be delivered, by wire transfer of immediately available funds to an account specified by CART an amount in cash equal to $3,000,000 minus the amount of any unpaid (by lawful and appropriate set-off or otherwise) year-end prize money payable to teams participating in the Sellers racing series for the 2003 series (other than teams controlled by Affiliates of Parent) the liability for which Sub has assumed pursuant to Section 2.04(b) (the "Purchase Price").

         (b) At the Closing, Sub will assume the Assumed Liabilities.

         (c) The Consideration shall be allocated among the Acquired Assets and, in accordance with the amounts allocated to each of the Acquired Assets, among the Sellers, as of the Closing Date in accordance with an allocation to be mutually agreed upon in good faith by the Parties prior to the Closing (the "Allocation"). The Allocation will be determined in a manner consistent with
Section 1060 of the Code and the Treasury Regulations thereunder. For all Tax purposes, the Parties agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the Allocation, except as provided below, and that none of the parties will take, or permit any of its Affiliates or representatives to take, any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise except as required by a final determination within the meaning of Section 1313(a) of the Code or any equivalent provision of any applicable state or local Law. Each party will promptly provide the other party with any additional information required to complete Form 8594 if the filing of such form is required. Each party will timely notify the other party, and will timely provide the other party with assistance, in the event of an examination, audit or other proceeding regarding the Allocation.

         SECTION 2.06. Closing. The closing (the "Closing") of the Transactions shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California 94104 at 10:00 a.m., San Francisco time, on the third business day following the satisfaction (or, to the extent permitted by Law, waiver) by the applicable party or parties of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the time of the Closing but subject to the satisfaction (or, to the extent permitted by Law, waiver by the applicable party or parties) of such conditions), or at such other place, time and date as Parent and Championship shall agree in writing; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied (or, to the extent permitted by applicable Law, waived by the applicable party or parties) on such business day, then the Closing shall take place on the third Business Day after the date on which all such conditions shall have been satisfied (or, to the extent permitted by applicable Law, waived by the applicable party or parties). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         SECTION 2.07. Actions at Closing.(a) At the Closing, the parties shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents necessary to effect the Transactions subject to the terms of this Agreement.

         (b) At the Closing, the Sellers will:

                  (i) deliver, or cause to be delivered, to Sub, a receipt for the Purchase Price and duly executed Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale"), and an intellectual property assignment agreement (the "Intellectual Property Assignment") (together with any trademark assignments as Sub may reasonably request) substantially in the forms of Exhibit A and Exhibit B hereto, respectively;

                  (ii) deliver, or cause to be delivered, to Parent and Sub all consents, orders and approvals of the Bankruptcy Court (including a conformed copy of the Final Approval Order);

                  (iii) deliver, or cause to be delivered, to Parent and Sub the Seller Certificates;

                  (iv) deliver, or cause to be delivered, to Parent and Sub certified copies of the resolutions of the Boards of Directors of each Seller authorizing the sale of the Acquired Assets, the execution and delivery of this Agreement and all other documents and agreements delivered in connection herewith by officers of each Seller and consummation of the Transactions;

                  (v) deliver, or cause to be delivered, to Parent and Sub such good standing certificates and other similar documents as Parent or Sub may reasonably request to ensure that the actions required to be taken by the Sellers at the Closing have been properly authorized; and

                  (vi) deliver, or cause to be delivered, to Sub, certificates representing the Acquired Stock, duly endorsed in blank, together with such stock-powers or other transfer documents as Parent or Sub may reasonably request.

         (c) At the Closing, Sub and Parent will cause Sub to:

                  (i) deliver, or cause to be delivered, to the Sellers the Bill of Sale and the Intellectual Property Assignment duly executed by Sub;

                  (ii) pay to the Sellers the Purchase Price in accordance with
         Section 2.04;

                  (iii) deliver, or cause to be delivered, to the Sellers such good standing certificates and other similar documents as Sellers may reasonably request to ensure that the actions required to be taken by Parent or Sub at the Closing have been properly authorized.

                                   ARTICLE III

                  Representations and Warranties of the Sellers

         The Sellers, jointly and severally, represent and warrant to Parent and Sub that, except as set forth in the letter dated as of the date of this Agreement, from the Sellers to Parent and Sub (the "Seller Disclosure Letter"):

         SECTION 3.01. Organization, Standing and Power. (a) Each of the Sellers, CLP and Pro-Motion (a) is duly organized, validly existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized and (b) has full corporate power and authority. CLP and Pro-Motion (a) are each duly qualified to do business in each jurisdiction where the nature of their business or the ownership or leasing of its properties make such qualification necessary and (b) possess all governmental franchises, licenses, permits and approvals necessary to enable them to own, lease or otherwise hold their assets and to conduct their business as currently conducted, in each case, other than failures to so qualify that, individually or in the aggregate, are not reasonably likely to have material negative effect on the Sellers.

         (b) The business of the Sellers is conducted by CART. Championship has no material ongoing business operations other than owning the stock of CART and Pro-Motion.

         SECTION 3.02. Authority; Execution and Delivery; Enforceability.

         (a) Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement. The execution and delivery by the Sellers of this Agreement and the consummation by the Sellers of the Transactions (including the commencement of the Chapter 11 Case) in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of each Seller and no other corporate proceedings on the part of either Seller are necessary to approve this Agreement or to consummate the Transactions. The approval of the shareholders of Championship is not required to consummate the Transactions. Each Seller has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against each Seller in accordance with its terms.

         (b) No state takeover statute or similar statute or regulation applies or purports to apply to any Seller with respect to this Agreement or the Transactions.

         SECTION 3.03. No Conflicts; Consents.

         (a) The execution and delivery by the Sellers of this Agreement does not, and the consummation of the Transactions and the compliance with the terms hereof will not, give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the Acquired Assets or Assumed Liabilities that cannot be cured or corrected by entry of the Final Approval Order.

         (b) Other than as specifically contemplated in this Agreement, no material consent, approval, license, permit, order or authorization ("Consent") of, or material registration, declaration or filing with, or material permit from, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") is required to be obtained or made by any Seller in connection with the execution, delivery and performance of this Agreement by any Seller or the consummation of the Transactions by either of them.

         SECTION 3.04. Title to Acquired Assets. As of the Closing and assuming the entry of the Final Approval Order by the Bankruptcy Court, the Sellers will have good and valid title to all of the Acquired Assets free and clear of all Encumbrances. The Acquired Personal Property constitutes all of the material tangible personal property used in the business of CART.

         SECTION 3.05. Contracts. Section 3.05 of the Seller Disclosure Letter lists all written or oral contracts to which CART is a party that provide for the payment to or by any Seller of more than $50,000 or is otherwise material to the business of the Sellers. Championship is not a party to any written or oral contracts, other than Contracts which are Assumed Contracts, that are necessary or useful to the business of CART. Champ and Cart, as applicable, have delivered to Parent and Sub a correct and complete copy of each Assumed Contract to which it is a party and each contract (and all amendments, modifications and supplements thereto) listed in Section 3.05 of the Seller Disclosure Schedule. Subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, each of the Assumed Contracts is valid and in full force and effect in accordance with its terms. Neither Champ or CART, as applicable, is in material violation of or material default under any of the Assumed Contracts to which it is a party, and Schedule 2.02(b) identifies any and all Cure Costs related to the Assumed Contracts. Immediately after the Closing, no party to any

Assumed Contract will have the right to terminate any Assumed Contract by reason of a breach or default by either Seller thereunder.

         SECTION 3.06. Intellectual Property Matters.

         (a) To Seller's Knowledge, Section 3.06 of Seller Disclosure Letter lists, as of the date of this Agreement, all Seller Registered Proprietary Rights (including all Seller Proprietary Rights, all pending applications seeking registration of Proprietary Rights and trademark and service marks that any Seller or any of their Subsidiaries has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date of this Agreement before any court, tribunal or administrative body (including the PTO or equivalent authority anywhere in the world) related to any of Seller Registered Proprietary Rights. Section 3.06 of Seller Disclosure Letter also lists, as of the date of this Agreement, all material Contracts (including all inbound licenses) to which any Seller or any of their Subsidiaries is a party with respect to any Proprietary Rights.

         (b) The Sellers own exclusively all Seller Proprietary Rights listed in
Section 3.06 of the Seller Disclosure Letter. Each of Seller Proprietary Rights owned or used by any Seller or any of their Subsidiaries immediately prior to the date of this Agreement will be owned or available for use by Sub on identical terms and conditions immediately subsequent to the Closing. Each Seller has taken all actions reasonably necessary to maintain and protect each material item of Seller Proprietary Rights.

         (c) Each item of Seller Registered Proprietary Rights listed in Section
3.06 of the Seller Disclosure Letter is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and Taxes due through the date of this Agreement in connection with such Seller Registered Proprietary Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Proprietary Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Proprietary Rights including all change of name documents required to be filed to maintain chain of title.

         SECTION 3.07. Compliance with Laws. The business of CLP and Pro-Motion is being conducted in substantial compliance with all applicable Laws.

         SECTION 3.08. Insurance Coverage. Section 3.08 of the Seller Disclosure Letter identifies all insurance policies covering the Acquired Assets. There is no material claim by any Seller pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

         SECTION 3.09. The Acquired Stock. All shares of Acquired Stock (i) are duly authorized and have been validly issued and are fully paid and nonassessable, as applicable, and free of preemptive rights and (ii) are owned by CART free and clear of all Encumbrances. There are no Contracts or arrangements with respect to the ownership, voting or disposition of any shares of the Acquired Stock.

         (a) The Acquired Stock constitutes all of the outstanding capital stock of CLP and Pro-Motion.

         (b) All of the shares of Acquired Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

         (c) There are no bonds, debentures, notes or other indebtedness of CLP or Pro-Motion having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Acquired Stock may vote ("Voting Company Debt"). Except as set forth above, there are no options, warrants or other rights linked to the price of or otherwise exercisable for or convertible into capital stock of CLP or Pro-Motion.

         (d) Neither the Company nor any Company Subsidiary is a party to any voting agreement, and, to the Sellers' Knowledge, there are no irrevocable proxies and no other agreements with respect to the voting of the Company Capital Stock, other than those described in the Schedule 13D filed by Parent on August 18, 2003.

         SECTION 3.10. Balance Sheets; Undisclosed Liabilities.

         (a) Section 3.10 of the Seller Disclosure Letter contains the unaudited balance sheets of CLP and Pro-Motion as of November 30, 2003 (the "Balance Sheets").

         (b) The Balance Sheets fairly present the financial positions of CLP and Pro-Motion as of the dates thereof (subject to normal year-end audit adjustments).

         (c) Other than as disclosed in the Balance Sheets, as of the date of this Agreement, neither CLP nor Pro-Motion has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise).

         SECTION 3.11. Tax Matters. (a) Each of the Sellers and their Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it prior to the date of this Agreement. All such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

         (b) Taxes incurred by the Sellers or any of their Subsidiaries but not yet due and payable do not exceed the reserve for Taxes set forth on the most recent financial statements contained in the Championship SEC Documents for all Tax periods and portions thereof through the date of such financial statements. No material Taxes will be incurred by the Sellers or any their Subsidiaries for periods ending after the date of the most recent financial statements contained in the Championship SEC Documents through the Closing other than in the ordinary course of business.

         (c) No audit is currently pending with respect to any Tax Return of either Seller or any of their Subsidiaries nor, to the Sellers' Knowledge, has an audit, examination or other similar review been threatened by any Tax Authority. Neither the of the Sellers nor any of their Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax. There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to either Seller or any of their Subsidiaries, that are, or if issued would be, binding on the either Seller or ant of their Subsidiaries. No written claim has been made in the past five years by a Tax Authority in a jurisdiction where none of the Sellers or any of their Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (d) The federal income Tax Returns of the Sellers and each of their Subsidiaries (whether or not consolidated in the Tax Returns for the Seller Group) have been examined by and fully and finally settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the applicable statute of limitations, for all tax years ended on or before December 31, 1999. Copies of all Tax Returns of the Sellers and their Subsidiaries as filed, including any amendments thereof, relating to income for periods ending after December 31, 1999 have been made available, and shall be delivered on request, to Parent, Sub or their Representatives. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

         (e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return other than the group in which the Company is the common parent (the "Seller Group"). Neither Seller nor any of their Subsidiaries is a party to any Tax allocation or sharing agreement or any other material agreement with respect to Taxes. The Sellers and their Subsidiaries do not have any liability for the Taxes of any person other than the Company and the Company Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or
(iv) otherwise.

         (f) The Company and the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (g) Neither Seller nor any of their Subsidiaries will be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending on or after the Closing Date.

         (h) Pro-Motion and CLP are not subject to any limitations under Code Sections 382 or 383 on the use of its federal net operating loss or credit carryforwards.

         (i) Neither Pro-Motion or CLP is obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 162(m) or
Section 280G.

         (j) Neither CLP nor Pro-Motion has been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

         (k) Neither of the Sellers nor any of their Subsidiaries have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

         (l) Neither of the Sellers nor any of their Subsidiaries have ever been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

            SECTION 3.12. Budget. The Budget is adequate to maintain the ongoing operations of the Sellers, CLP and Pro-Motion other than the expenditures contemplated by Section 5.01(b).

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

            Parent and Sub, jointly and severally, represent and warrant to the Sellers that:

            SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized and has full limited liability company or corporate power and authority, as applicable, to conduct its business as presently conducted, other than where the failure to be in good standing, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

            SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Parent and Sub. Each of the Board of Managers of Parent and the Board of Directors of Sub, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Transactions and, in the case of the Board of Directors of Sub, declaring its advisability. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by the Sellers, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against it in accordance with its terms.

            SECTION 4.03. No Conflicts; Consents.

            (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Transactions and the compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the certificate of incorporation, by-laws or other comparable charter and organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law, in each case, applicable to Parent or any of its subsidiaries or their respective properties or assets.

            (b) No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or any of its subsidiaries or the consummation of the Transactions.

            SECTION 4.04. Financing. At the Closing, Parent and Sub will have available all of the funds necessary to complete the Transactions.

                                   ARTICLE V

                    Covenants Relating to Conduct of Business

            SECTION 5.01. Conduct of Business by Sellers.

            (a) Except for matters specifically contemplated by this Agreement, from the date of this Agreement to the Closing each Seller shall, and shall cause each of their Subsidiaries to, conduct its business in light of the existing circumstances (including the Chapter 11 Case) in such a manner as to permit the Sellers to perform their obligations under this Agreement and to maintain the ongoing operations of the Sellers, CLP and Pro-Motion consistent with the budget attached hereto as Exhibit C (the "Budget"). In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Closing, the Sellers shall not, and shall not permit any of their subsidiaries to, do any of the following without the prior written consent of Parent:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or (B) purchase, redeem or otherwise acquire any shares of capital stock of any Seller or any Subsidiary of any Seller or any other securities thereof or any options, warrants, calls or rights to acquire any such shares or other securities;

            (ii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Sellers, taken as a whole, except purchases in the ordinary course of business consistent with prior practice;

            (iii) sell, lease (as lessor), license or otherwise dispose of or subject to any Encumbrance any of the Acquired Assets or any properties or assets that are material, individually or in the aggregate, to the Sellers;

            (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Seller, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

            (v) enter into, modify or terminate (i) any Contract listed on
      Section 3.05 of the Seller Disclosure Letter, and (ii) any Contract entered into on or after the date of this Agreement, that if it had been entered into prior to the date of this Agreement, would have had to be listed on Section 3.05 of the Seller Disclosure Letter;

            (vi) enter into, modify or terminate any sponsorship or promoter Contract;

            (vii) enter into, modify or terminate any Contract with any Affiliate of any Seller; or

            (viii) authorize any of, or commit or agree to take any of, the foregoing actions.

            (b) Discretionary Spending. In addition to the requirements set forth in Section 5.01(a), from the date of this Agreement to the Closing, the Sellers, CLP and Pro-Motion will conduct their businesses in a manner to assist Parent and Sub to prepare for the 2004 CART racing season. Without limiting the generality of the foregoing, the Sellers will identify to Parent those expenditures ("Interim Expenditures") and contracts ("Interim Contracts") that would be necessary or appropriate to prepare for the 2004 CART racing season. Upon written approval of Parent in its sole discretion, the Sellers will assist Parent or Sub in entering into such Interim Contracts or making such Interim Expenditures for its own account. For the avoidance of doubt, the Sellers shall not be required to make expenditures in excess of the Budget.

            (c) Other Actions. Except as otherwise permitted by Section 5.02, the Sellers, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, other than for such failures to be true and correct that, individually or in the aggregate, have not resulted and are not reasonably likely to result in the condition in Section 7.02(a) (in the case of the Sellers) or Section 7.03(a) (in the case of Parent and Sub) not being satisfied or (ii) any condition to the Closing set forth in Article VII not being satisfied.

            (d) Designated Representative of Parent and Sub. If any consent is required of Parent or Sub pursuant to this Agreement, Kevin Kalkhoven and Paul Gentilozzi, each of them alone and any Person that either of them designates in writing are hereby designated as the authorized representative of Parent or Sub for such purposes. Parent or Sub may change its authorized representative by giving notice to the Sellers pursuant to the procedures set forth in Section 9.02.

            SECTION 5.02. Bankruptcy Court Orders.

            (a) As soon as practicable after the date hereof and in any event no later than three Business Days after the date hereof, CART shall file a motion that seeks, on an expedited basis, the entry of an order (the "Sale Procedure Order") approving, among other things, the procedures in connection with (i) CART's request to sell and assign, as applicable, the Acquired Assets to the Sub pursuant to this Agreement and Sections 363, 365 and 1146 of the Bankruptcy Code, free and clear of all interests or Encumbrances in or on the Acquired Assets to the fullest extent of the Bankruptcy Court's authority to so order (the "Proposed Sale" and the hearing to consider approval of the Proposed Sale, the "Sale Hearing"), (ii) establishing notice and service requirements to all creditors and parties in interest of the Proposed Sale and the Sale Hearing (including the Internal Revenue Service and all other Tax authorities with jurisdiction over the Seller or the Acquired Assets)and (iii) establishing thresholds for initial overbids consistent with those set forth in Section 5.02(g), the bidding procedures and setting a date for the Sale Hearing (collectively, the "Sale Procedures"), which shall be substantially in the form of Exhibit D.

            (b) The order approving the Proposed Sale (the "Approval Order") will be substantially in the form annexed hereto as Exhibit E, provided that, in each case, any material changes to such form of order must be approved by Parent and Sub and the Sellers, and the motion relating to the Approval Order will be in form and substance reasonably satisfactory to Parent and Sub. If (i) the Bankruptcy

Court refuses to issue the Approval Order (except as otherwise provided in the preceding sentence) or (ii) an Alternative Transaction is approved by the Bankruptcy Court at the Sale Hearing, then in any such event, this transaction shall automatically terminate and the Sellers and Parent and Sub shall be relieved of any further liability or obligation hereunder.

            (c) Subject to CART's obligations to comply with any order of the Bankruptcy Court (including the Sale Procedures), CART and Sub will promptly make any filings, take all actions and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated hereby.

            (d) CART shall file a motion requesting the Bankruptcy Court to hold a hearing on the sale of the Acquired Assets. CART shall use its best efforts to expedite the timing of the hearing so that it shall be held on or before the date 45 days after the date hereof but in no event shall the hearing be held later than the date 60 days after the date hereof.

            (e) CART shall promptly provide Parent and Sub with drafts of all documents, motions, orders, filings or pleadings that CART proposes to file with the Bankruptcy Court which relate to the consummation or approval of this Agreement and will provide Parent and Sub with reasonable opportunity to review such filings. The Seller will also promptly provide Parent and Sub with written notice and copies of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, any of such orders and any related briefs.

            (f) The Sellers shall be responsible for the payment or satisfaction of any amounts as required pursuant to Section 365(a)(1)(A) of the Bankruptcy Code (the "Cure Costs") necessary to cure any defaults and arrearages that exist on the Closing Date under the Assumed Contracts.

            (g) Parent and Sub acknowledge and understand that the Bankruptcy Court customarily requires that any offer to purchase a debtor's assets be subject to counteroffers by third parties and that the Bankruptcy Court may conduct a bidding process at or prior to the hearing on approval of the sale of the Acquired Assets contemplated by this Agreement; provided, however, that the Sellers shall oppose, and shall not submit any motions, plans of reorganization or disclosure statements proposing, any counteroffer by a third party (i) pursuant to which the payment of any consideration is contingent upon the maker thereof meeting or exceeding any performance criteria or is payable solely out of any profits or a percentage of revenue of the maker, or (ii) if such counteroffer contains any non-cash consideration, the maker's capital structure is not at least as financially sound as that of Open Wheel and Sub (including any guarantees of their performance) and (iii) provides for a total purchase price payable pursuant to such counteroffer which does not exceed the Purchase Price payable by Sub hereunder by an amount in excess of $150,000.

                                   ARTICLE VI

                              Additional Agreements

            SECTION 6.01. Access to Information; Confidentiality. The Sellers shall, and shall cause each of their Subsidiaries to, afford to Parent, and to Parent's Representatives, reasonable access during normal business hours during the period prior to the Closing to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Sellers shall, and shall cause each of their Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Sellers or any of their Subsidiaries may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party. All information exchanged pursuant to this Section 6.01 shall be subject to the confidentiality agreements previously entered into among the parties.

            SECTION 6.02. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, Consents and waivers from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) in the case of the Sellers, the obtaining of all necessary Consents or waivers from third parties, (iii) in the case of the Sellers, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including seeking to have any stay, order or injunction entered by any court or other Governmental Entity vacated or reversed,(iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and (v) in the case of the Sellers, use good faith efforts to transfer the memberships referred to in Section 2.02(e). In connection with and without limiting the foregoing, the Sellers and their respective boards of directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions. Parent and Sub will use reasonable efforts to cooperate with the Sellers, at the Sellers' request, in the performance of the Sellers' obligations in clauses (ii) and (iii) above.

            SECTION 6.03. Interim Management. Immediately prior to filing of the Chapter 11 Case, CART will terminate the employment of its Chief Executive Officer and appoint Richard P. Eidswick, to serve as CEO until the Closing (the "Replacement CEO"). If the Replacement CEO resigns or is otherwise unable to serve, CART will appoint another Replacement CEO, who shall be satisfactory to Parent in its reasonable discretion. The authority of the Replacement CEO will be defined and limited by resolutions of the board of directors of CART so that the Replacement CEO will not be authorized to incur obligations on behalf of CART or make decisions with respect to the actions to be taken by CART in the Chapter 11 Case without express authorization from the board of directors of CART. However, the Replacement CEO will have sufficient authority to fulfill his duties including access to and authority to direct the employees of CART to perform their obligations hereunder, including without limitation the obligations under Section 5.01.

            SECTION 6.04. Fees and Expenses. All fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

            SECTION 6.05. Public Announcements. Parent and Sub, on the one hand, and the Sellers, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process.

            SECTION 6.06. Transfer Taxes. The Parties recognize and acknowledge that the sale, transfer, assignment and delivery of the Acquired Assets may be exempt under Section 1146(c) of the Bankruptcy Code and the Approval Order from all state and local transfer, recording, stamp or other similar transfer Taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets. Notwithstanding the foregoing, the Sellers on the one hand, and Parent and Sub, on the other, will each bear and pay, one-half of any sales

Taxes, use Taxes, transfer Taxes, documentary charges, recording fees, filing fees or similar Taxes, charges, fees or expenses that may become payable by Sub or the Sellers in connection with the sale of the Acquired Assets to Sub, the assumption by Sub of the Assumed Liabilities or any of the other transactions contemplated by this Agreement (the "Transfer Taxes").

            SECTION 6.07. No Additional Representations.

            (a) Parent acknowledges and agrees that (i) it is entering into this Agreement and the Transactions without any representation or warranty, express or implied, by the Sellers or any of their Representatives except as expressly set forth in this Agreement and (ii) the accuracy, completeness or reasonableness of any projection or forecast delivered by or on behalf of the Sellers to Parent, Sub or any of their Representatives shall not be considered in determining whether any condition to Parent's or Sub's obligations with respect to the Transactions has been satisfied.

            (b) The Sellers acknowledge and agree that (i) it is entering into this Agreement and the Transactions without any representation or warranty, express or implied, by Parent, Sub or any of their Representatives except as expressly set forth in this Agreement and (ii) the accuracy, completeness or reasonableness of any projection or forecast delivered by or on behalf of Parent, Sub or any of their Representatives to the Sellers shall not be considered in determining whether any condition to the Sellers' obligations with respect to the Transactions has been satisfied.

            SECTION 6.08. Employment. Prior to the Closing, Sub will offer employment agreements, (the "Employment Agreements") commencing upon the business day immediately following the Closing Date, to David Clare, Tom Carter, John Lopes and Lee Dykstra (the "Employees"). The Employment Agreements will provide for at-will employment and compensation at a rate substantially the same as each Employee's current compensation and 90 days severance pay if the employee is terminated without cause prior to the final race of the 2004 season or, if there is no 2004 season, November 1, 2004. To the extent required under

Section 4980B of the Code and the Treasury Regulations promulgated thereunder, Sub shall provide COBRA coverage to CART's M&A Qualified Beneficiaries (within the meaning of Section 4980B of the Code and the Treasury Regulations promulgated thereunder). CART shall provide to Sub all information that SUB reasonably deems necessary to provide such coverage, including but not limited to, the identification of all M&A Qualified Beneficiaries and the identification of all qualifying events with respect to each such M&A Qualified Beneficiary (as defined in Section 4980B(f)(3) of the Code).

            SECTION 6.09. Sale Procedures. CART (a) will conduct the auction process in accordance with the Sale Procedures and (b) will not amend, waive, modify or supplement in any material respect the Sale Procedures except as set forth herein or therein or as required or ordered by the Bankruptcy Court.

            SECTION 6.10. Apportionment. All personal property Taxes, assessments and similar governmental charges levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the pre-Closing Tax period and the post-Closing Tax period as of the Closing Date on a per diem basis. Thereafter the Sellers shall notify Parent and Sub upon receipt of any bill for personal property Taxes or similar charges relating to the Acquired Assets, part or all of which are attributable to any post-Closing Tax period, and shall promptly deliver such Tax bill to the Sub who shall pay the same to the appropriate Governmental entity; provided, that if such bill covers the pre-Closing period, the Sellers shall also remit to Sub, prior to the due date of such Tax bill, payment for the proportionate amount of such bill that is attributable to the pre-Closing period. If any of the Sellers, on the one hand, or the Parent or Sub, on the other hand, shall make a payment for which such party is entitled to have such payment made by the other party under this Section, the other party shall make reimbursement promptly but in no event later than 15 Business Days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

Any payment between the parties required under this Section shall bear interest at the rate per annum determined, from time to time, under the provisions of
Section 6621(a)(2) of the Code for each day from the date the relevant Tax is due to be paid to the Tax authority until paid. The Sellers will provide Sub and Buyer prior to the Closing Date a forecast of all personal property Taxes, assessments and similar governmental charges levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date.

            SECTION 6.11. Bankruptcy Case. Parent and Sub will cooperate fully with the Bankruptcy Court and with the Sellers to expedite the Chapter 11 Case and to obtain orders as described in Section 5.02.

            SECTION 6.12. Possession of the Assets. Parent and Sub will make all necessary arrangements for Sub to take possession of the Acquired Assets (other than intangible assets), and, at Sub's expense, to transfer the same to a location operated by Parent or Sub, promptly, but in no event later than 60 days following the Closing. Sub will bear the storage expenses for storing the Acquired Assets from the date of the Closing to the date Sub takes possession of the Acquired Assets which would not have otherwise been incurred by the Sellers were it not for the requirement to store the Acquired Assets pursuant to this
Section 6.12.

            SECTION 6.13. Collection of Receivables. The Sellers agree that they shall forward promptly to Sub any monies, checks or instruments received by them after the Closing Date with respect to the accounts receivable, notes receivable or other obligations receivable purchased by Sub from the Sellers pursuant to this Agreement. Parent and Sub agree that they shall forward promptly to CART any monies, checks or instruments received by them after the Closing Date with respect to accounts receivable, notes receivable or other obligations receivable which were not purchased by Sub pursuant to this Agreement. The Sellers shall provide to Parent and Sub and Parent and Sub shall provide to Parent such reasonable assistance as the other may request with respect to the collection of any such receivables, provided the requesting party pays the reasonable out-of-pocket expenses of the others and their officers, directors and employees incurred in providing such assistance. The Sellers hereby grant to Parent and Sub a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Sellers or either of their order which are received by Parent or Sub and which relate to accounts receivable, notes receivable or other obligations receivable purchased by Sub from the Sellers.

            SECTION 6.14. Consent to Negotiations. The Sellers acknowledge that Parent and Sub desire to initiate and maintain discussions and negotiations with certain third parties with which the Sellers have existing Contracts or other relationships for the purpose of preparing for the Closing and planning the 2004 CART racing season. From the date hereof until the earlier of (a) the Closing or
(b) the termination of this Agreement, the Sellers consent to Parent and Sub initiating or continuing any such discussions and negotiations.

            SECTION 6.15. Indemnification for Tax Matters. (a) Notwithstanding any other provision of this Agreement, the representations and warranties made in Section 3.11 and the covenants and agreements contained in this Section 6.15 shall survive the Closing until the expiration of all applicable statutes of limitations with respect to the representations and warranties made in Section 12.

            (b) Championship and CART shall, jointly and severally, indemnity and hold harmless Parent and Sub and/or their Affiliates, Subsidiaries (including, after the Closing Date, Pro-Motion and CLP), directors, officers, employees, agents, members and assignees from and against any claims, demands, causes of action, proceedings, losses, liabilities, damages, interest, penalties, expenses, judgments and costs (including reasonable attorney's fees and disbursements, court costs, amounts paid in settlement) based upon, arising or otherwise in respect of any breach of the representations and warranties made in Section 3.12 hereof.

            SECTION 6.16. Schedule 13E-3. Other than arising out of the Merger Agreement, the Sellers have not taken, and agree not to take, any action that could require the Parent, Sub or any of their Affiliates to file a

Transaction Statement on Schedule 13E-3 pursuant to the Securities and Exchange Act of 1934, as amended.

            SECTION 6.17. License of Names. The parties acknowledge that the trademark "Championship Auto Racing Teams" is being acquired by Sub pursuant to this Agreement. At the Closing, Sub and Championship will enter into a royalty free non-exclusive trademark license agreement, on terms reasonably acceptable to both Sub and Championship, to permit Championship to use the name "Championship Auto Racing Teams" as its corporate name; provided, however, that Championship will not be entitled to use the name "Championship Auto Racing Teams" for any purpose other than its corporate name.

            SECTION 6.18. Intercompany Receivables. At the Closing, the Sellers will release Pro-Motion and CLP from any intercompany receivables owed to either Seller or any of their Subsidiaries.

                                  ARTICLE VII

                              Conditions Precedent

            SECTION 7.01. Conditions to Each Party's Obligation To Effect The Sale. The respective obligation of each party hereto to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Law preventing the consummation of the Transactions, or preventing Sub from owning the Acquired Assets shall be in effect; provided, however, that prior to asserting this condition the applicable party shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

            SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Transaction are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) The representations and warranties of each Seller in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

            (b) Each of the Sellers shall each have performed in all material respects any material obligation and complied in all material respects with any material agreement or covenant of any Seller to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

            (c) Each of the Sellers shall have furnished a certificate, signed by their respective Chief Executive Officers, certifying compliance with the conditions set forth in Sections 7.02(a) and 7.02(b) (together, the "Seller Certificates")

            (d) CART shall have filed a motion to approve the Sale Procedures Order no later than 5 Business Days from the date of this Agreement.

            (e) The Bankruptcy Court shall have conducted a hearing to establish the sale procedures for the Sale Hearing and entered the Sale Procedures order consistent with Section 5.02.

            (f) The Bankruptcy Court shall have conducted a hearing on the sale of the Acquired Assets.

            (g) The Bankruptcy Court shall have entered the Final Approval Order in form and substance in accordance with the provisions of this Agreement to Sub and no stay of such Final Approval Order shall be in effect. The Final Approval Order shall include a determination that this Agreement has been made and negotiated in good faith, and that Sub is entitled to the protections of Section 363(m) of the Bankruptcy Code as a result. To the extent any consent is needed for the assumption of the Assumed Contracts, the Sellers shall have obtained all such consents.

            (h) Any Cure Costs related to the Assumed Contracts shall have been paid by the Sellers.

            SECTION 7.03. Conditions to Obligation of the Sellers. The obligations of the Sellers to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

            (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects any material obligation of Parent or Sub, as the case may be, and complied in all material respects with any material agreement or covenant of Parent or Sub, as the case may be, to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

            (c) A Final Approval Order shall have been entered by the Bankruptcy Court and the Sellers shall have received from the Bankruptcy Court all applicable orders, approvals, and consents to transfer the Acquired Assets, and to consummate the Transactions.

            SECTION 7.04. Frustration of Closing Conditions. None of the Sellers, on the one hand, or Parent or Sub, on the other hand, may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused primarily by the failure of the Sellers, on the one hand, or Parent or Sub, on the other hand, to use reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.02.

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

            SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual written consent of each of the parties;

            (b) by any of Parent, Sub, Championship or CART, if the Closing has not occurred by the date 60 days after the date of this Agreement;

            (c) by Parent or Sub, if any Seller breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02, and (B) cannot be or has not been cured within 15 days after the giving of written notice to the Sellers of such breach;

            (d) by Championship or CART, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03, and (B) cannot be or has not been cured within 15 days after the giving of written notice to Parent of such breach;

            (e) by any of Parent, Sub, Championship or CART, if there shall be any Law of any Governmental Entity that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree of any competent authority prohibiting such transactions is entered and such judgment, injunction, order or decree shall have become final and non-appealable;

            (f) by any of Parent, Sub, Championship or CART if the Sale Procedure Order is not issued by the Bankruptcy Court on substantially similar terms as contained in Section 5.1(a) or in the event that a stay pending appeal or a writ of mandate of the Approval Order is granted on behalf of any party; or

            (g) by any Parent, Sub, Championship or CART if an Alternative Transaction is approved by the Bankruptcy Court.

            SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or any Seller, other than Section 6.04, this Section 8.02 and
Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

            SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 8.04. Extension; Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure or delay by any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               General Provisions

            SECTION 9.01. Nonsurvival of Representations and Warranties. Other than as provided in Sections 6.15 and

6.16, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This
Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing.

            SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to

                                    Open Wheel Racing Series LLC
                                    c/o 21st Century Racing Holdings LLC
                                    275 Middlefield Road
                                    Menlo Park, CA 94025
                                    Attention:  Kevin Kalkhoven
                                    Fax:  (650) 329-7315

                                    with copies to:

                                    Open Wheel Racing Series LLC
                                    c/o Willis Capital, L.L.C.
                                    1111 South Willis Avenue
                                    Wheeling, IL 60090
                                    Attention:  Gerald R. Forsythe
                                    Fax:  (847) 541-8301

                                    Open Wheel Racing Series LLC
                                    c/o Big Bang Racing LLC
                                    201 N. Washington Square
                                    Suite 900
                                    Lansing, MI 48933
                                    Attention:  Paul Gentilozzi
                                    Fax:  (517) 371-1213

                                    Heller Ehrman White & McAuliffe, LLP
                                    333 Bush Street
                                    San Francisco, CA 94104
                                    Attention:  Tim Hoxie, Esq.
                                    Fax:  (415) 772-6268

                                    Forsythe Racing, Inc.
                                    1111 South Willis Avenue
                                    Wheeling, IL 60090
                                    Attention:  Alan Waskin, Esq.
                                    Fax:  (847) 541-8301

                                    McClelland & Anderson, LLP
                                    1305 South Washington Street
                                    Suite 102
                                    Lansing, MI 48910
                                    Attention:  Greg McClelland, Esq.
                                    Fax:  (517) 482-4875

(b)         if to the Sellers, to

                                    5350 Lakeview Parkway South Drive
                                    Indianapolis, IN 46268
                                    Attention:  Carlisle Peet, Esq.
                                    Fax:  (317) 715-4101

                                    with a copy to:

                                    Baker & Daniels
                                    300 N. Meridian Street, Suite 2700
                                    Indianapolis, IN 46204
                                    Attention:  James Carr, Esq.

            SECTION 9.03. Interpretation; Disclosure Letters. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein", "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

            (a) Any matter disclosed in any section of Seller Disclosure Letter shall be deemed disclosed for all purposes and all sections of Seller Disclosure Letter if the reference to such matter in Seller Disclosure Letter makes apparent the relationship between the matter disclosed and the other representation that the disclosure qualifies.

            SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts (including via telecopy or facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart.

            SECTION 9.06. Entire Agreement; No Third-party Beneficiaries. This Agreement, taken together with Seller Disclosure Letter (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and
(b) are not intended to confer upon any Person other than the parties hereto any rights or remedies.

            SECTION 9.07. Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH U.S. FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            SECTION 9.08. JURISDICTION; WAIVER OF JURY TRIAL.

            (a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF INDIANA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF INDIANA WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            (b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION. EACH PARTY HERETO, (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08(b).

            SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

            SECTION 9.10. Specific Performance. The Transactions are unique transactions and any failure on the part of any party to complete the Transactions on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the non-breaching party for a breach or threatened breach of this Agreement, such party will be entitled to specific performance of this Agreement upon any breach by the other party, and to an injunction restraining any such party from such breach or threatened breach.

                        IN WITNESS WHEREOF, Parent, Sub, and each Seller have duly executed this Agreement, all as of the date first written above.

                                           OPEN WHEEL RACING SERIES LLC,

                                              by

                                                   _____________________________

                                                 Name: Kevin Kalkhoven
                                                 Title: Manager

                                           OPEN WHEEL ACQUISITION CORPORATION,

                                              by

                                                   _____________________________

                                                 Name: Kevin Kalkhoven
                                                 Title: President

                                           CHAMPIONSHIP AUTO RACING TEAMS, INC.,

                                              by

                                                   _____________________________

                                                 Name:
                                                 Title:


                                           CART, INC.,

                                              by

                                                   _____________________________

                                                 Name:
                                                 Title:

                                Schedule 2.02(a)

                           Acquired Personal Property

                                 (See attached)

                                Schedule 2.02(b)

                                Assumed Contracts

                                Schedule 2.02(d)

                            Seller Proprietary Rights

See the following attached annexes:

Annex 2.02(d)(1) Trademark Applications and Registrations of CART, Inc. and related companies

Annex 2.02(d)(2) Common Law Trademarks of CART, Inc.

Annex 2.02(d)(3) Copyright Registrations and Domain Names of CART, Inc.